Exhibit 99.2

BMC
BMC Industries, Inc.
One Meridian Crossings, Suite 850
Minneapolis, MN 55423
Website: www.bmcind.com
NEWS RELEASE

CONTACT:	JOSH DEBELAK	(NYSE: BMC)
	(952) 851-6017	FOR IMMEDIATE RELEASE

BMC Industries To Report Fourth Quarter Results and
Host Conference Call on Thursday, February 1, 2001

January 23, 2001 — BMC Industries, Inc. is scheduled to release its earnings results for the year and quarter ended December 31, 2000 on Thursday, February 1, 2001.

The Company will host a conference call to discuss the earnings results later that morning at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The conference call is available to interested parties by dialing 800-288-8968 (U.S.) or 612-332-0530 (International).  A replay of the call will be available beginning at 12:30 p.m. Central Time on February 1, 2001 by dialing 800-475-6701 (U.S.) or 320-365-3844 (International) and using Access Code:  563344.  The conference call will be available for replay until February 5, 2001 at 11:59 p.m. (Central Time).

The conference call will also be offered live, through a simulcast offered by CCBN.com and StreetEvents.com.  To access this Webcast, go to the “Investor Relations” portion of the Company’s Web site, www.bmcind.com, and click on the CCBN.com icon.

BMC Industries, Inc., through its Vision-Ease Lens subsidiary, is a leading designer, manufacturer and distributor of polycarbonate, glass and hard-resin plastic eyewear lenses.  BMC also, through its Buckbee-Mears division, manufactures precision imaged products such as aperture masks and a variety of photo-etched metal and electroformed parts.  BMC is the only North American manufacturer of aperture masks, which are key components used in color television and computer monitor picture tubes.  BMC’s common stock is traded on the New York Stock Exchange under the symbol “BMC”.  For more information about BMC Industries, Inc., visit the Company’s web site at www.bmcind.com.